Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 25, 2016, except for the manner in which the Company classifies deferred financing costs as discussed in Note 2, as to which the date is May 20, 2016, and except for the change in composition of reportable segments as discussed in Note 6, as to which the date is December 14, 2016, and except for the reverse stock split as discussed in Note 1, as to which the date is January 31, 2017 relating to the financial statements and financial statement schedule of Laureate Education, Inc., which appears in Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-207243).  We also consent to the reference to us under the heading “Experts” in Amendment No. 7 to the Registration Statement on Form S-1 (No. 333-207243).

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
January 31, 2017